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                                                                    Exhibit 10.7

                               OPEN SOLUTIONS INC.

                              EMPLOYMENT AGREEMENT

                                                                     May 6, 2002

Mr. Louis Hernandez, Jr.
140 Colton Road
Glastonbury, Connecticut 06033

         This Agreement is entered into between you and Open Solutions Inc., a Delaware Corporation (the "Company"), in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, including but not limited to the continued employment of you by the Company, your access to the Company's confidential business and technological information, your advancement at the Company, and any eligibility to receive benefits from the Company.

         Accordingly, the Company agrees with you as follows:

         1.       POSITION AND RESPONSIBILITIES.

                  1.1 You shall serve in an executive capacity as Chief Executive Officer or in a position substantially equivalent thereto and shall perform such duties at such place or places as the Company shall designate subject to section 2.5(e).

                  1.2 You will, to the best of your ability, devote your full time and best efforts to the performance of your job hereunder and to the business and affairs of the Company. You agree to serve as a director, Chairman of the Board, officer, or any combination of these, of the Company if elected by the shareholders or the Company's Board of Directors (the "Board"), and to perform such executive duties as may be assigned to you by the Board from time to time.

                  1.3 You will duly, punctually and faithfully perform your job duties and observe any and all rules and regulations, which the Company may now or shall hereafter establish governing its employees and the conduct of its business.

         2.       TERM OF EMPLOYMENT.

                  2.1 The term of your employment shall be three (3) years commencing on the date hereof, provided, however, that your employment shall automatically terminate upon your death and may be terminated at any time as provided in Section 2.2. Subject to Section 2.2 below, at the end of the initial three (3) year term, your term of employment shall renew automatically for an additional one year term unless either you or the Company provides written notice to the other party of cancellation of such term at least 60 days prior to the expiration of the initial three-year term.

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                  2.2      Your employment may be terminated as follows:

                  (a) The Company shall have the right, by giving you written notice, to terminate your employment:

                           (i)      immediately for Cause (as hereinafter
                                    defined); or

                           (ii)     at any time without Cause; or

                           (iii) upon a Change of Control (as hereinafter defined).

                  (b) You shall have the right, on written notice to the Company, to terminate your employment for Good Reason (as hereinafter defined).

                  (c) You shall have the right, on written notice to the Company, to terminate your employment without Good Reason.

                  2.3 If your employment is terminated (a) by the Company without Cause pursuant to Section 2.2(a)(ii) above or (b) by you with Good Reason pursuant to Section 2.2(b) above, the Company shall be obligated upon termination to pay you the full amount of your target cash bonus, i.e. 50% of your then Base Salary, for the fear in which your termination occurs, and to continue to pay you your Base Salary and to provide you with the other benefits described in this Agreement for twelve (12) months following the termination of your employment, in each case less applicable taxes and other required withholdings and any amount you may owe to the Company. [In the event your employment is terminated by the Company without Cause or by you for Good Reason prior to the completion of the first year of your employment, then in addition to paying and providing to you your Base Salary, bonus, and benefits as provided in the preceding sentence, any stock options granted to you normally vesting upon the completion of your first year of employment shall vest ratably based on the number of months of employment you have completed. If your employment is terminated by the Company upon a Change in Control pursuant to Section 2.2 (a)
(iii) above, you shall be paid and provided with your Base Salary and benefits then in effect for any unexpired term of your employment, you will receive on the date of termination the entire amount of your target bonus for the year of termination (i.e., a lump-sum payment of 50% of your then Base Salary), and any stock options granted to you shall become fully vested in their entirety.

                  2.4 For purposes of this Agreement, the term "Cause" shall mean: (a) habitual intoxication: (b) drug addiction: (c) conviction of a felony (or a plea of guilty or nolo contendre to a felony charge); (d) adjudication by a court as a mental incompetent; (e) insubordination, malfeasance, or willful misconduct: or (f) material failure or inability to perform your agreements, duties, or obligations as an employee of the Company or under this Agreement (including, without limitation, as a result of your voluntary or involuntary termination of employment).

                  2.5 For purposes of this Agreement, the term "Good Reason" shall mean, without your consent: (a) your removal from, or the failure to elect or re-elect you to, the Board, except when such removal or failure to elect or re-elect relates to your termination by the Company for Cause; (b) a significant reduction in the nature or scope of the authorities, powers,

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functions or duties attached to your position with the Company ("Reduction in
Duties"); (c) the failure of the Company to maintain its incentive compensation plan, or its equivalent; (d) a Change in Control (as hereinafter defined) as a result of which (i) you are in any way constrained in carrying out the authorities, powers, functions or duties attached to the position stated in
Section 1.1 hereof or (ii) there is a Reduction in Duties and, in either case, if after reasonable negotiation with the new control group, the situation is not remedied within 30 days following the Change in Control or (e) requiring you to be permanently based at a location in excess of fifty miles from Glastonbury, CT.

                  2.6 For purposes of this Agreement, a "Change in Control" shall mean when: (a) the Company sells all or substantially all of its assets, or (b) any person (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, each a "person"), other than (x) the current shareholders of the Company, (y) one or more venture capital investors or (z) in connection with an underwritten registered public offering of the securities of the Company, any person or persons, becomes a beneficial owner, directly or indirectly, of securities of the Company representing sufficient votes to elect a majority of the Board.

         3.       COMPENSATION.

                  3.1 The Company shall pay to you a salary for your services to the Company at the initial annual rate of $321,200, as may be increased periodically by the Board of Directors, in its sole discretion, payable in installments in accordance with the Company's prevailing practice, as modified from time to time (the "Base Salary").

                  3.2 In addition to the regular annual compensation to be paid to you in accordance with Section 3.1 above, you will be eligible to receive an annual cash bonus of up to fifty percent (50%) of your then Base Salary, based on the Company's achievement of certain performance goals during each fiscal year. The Board of Directors, with your consultation and active participation, shall set by no later than December 31 of each year the standards for the Company's expected performance in the following year and a mechanism to calculate the amount of your bonus based on performance of such standards. The performance goals which you will be required to attain to entitle you to payment of the bonus may include, without limitation, the Company's market value, stock price, profitability, sales, product research and development, customer installations, management practices and such other areas as may be considered appropriate to further corporate strategies.

                  3.3 The Company will purchase and pay for a life insurance policy having a death benefit of at least $5,000,000. The owner(s) and beneficiaries of this policy will be as selected by you.

                  3.4 The Company will provide you with the exclusive use of a late-model car (Audi 8 Series or BMW 7 Series) or comparable model as selected by you), or a cash car allowance sufficient to fund (on an after-tax basis) the lease of such a car.

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         4.       INCENTIVE STOCK OPTIONS.

                  4.1 As of the date hereof, you will be granted an option (this option is in addition to those previously granted to you) to purchase an additional 150,000 shares of the Company's Common Stock under the Company's Incentive Stock Option Program at an exercise price of $5.00 per share, the form of which option will be similar to the form of agreement evidencing your prior grants of stock options.

         5.       OTHER ACTIVITIES DURING EMPLOYMENT.

                  5.1 Except with the prior written consent of the Company's Board of Directors, you will not during the term of this Agreement undertake or engage in any other employment, occupation or business enterprise other than one in which you are an inactive investor as described in Section
5.3. This provision shall not be deemed to preclude membership in professional societies, lecturing or the acceptance of honorary positions, that are in any case incidental to your employment by the Company and which are not adverse or in conflict with the interests of the Company, its business or prospects, financial or otherwise.

                  5.2 Except as permitted by Section 5.3, you will not acquire, assume or participate in, directly or indirectly, any position, investment, or interest adverse or in conflict with the interests of the Company, its business or prospects, financial or otherwise, or take any action towards any of the foregoing.

                  5.3 During the term of your employment by the Company, except on behalf of the Company or its subsidiaries, you will not, directly or indirectly, whether as an officer, director, employee, stockholder, partner, proprietor, associate, representative, or otherwise, become or be interested in any other person, corporation, firm, partnership or other entity whatsoever which directly competes with the Company, in any part of the world, in any line of business engaged in (or which the Company has made plans to be engaged in) by the Company; provided, however, that anything above to the contrary notwithstanding, you may own, as an inactive investor, securities of any competitor corporation or other business entity, so long as your holdings in any one such corporation shall not in the aggregate constitute more than one percent (1%) of the voting power of such corporation or other entity.

         6.       FORMER EMPLOYMENT.

                  6.1 You represent and warrant that your employment by the Company will not conflict with and will not be constrained by any prior employment or consulting agreement or relationship, and that the use of any skills and knowledge that you may have by the Company are not in violation of the terms of any contract to which you are a party or any other applicable provisions of the law. Subject to Section 6.2, you represent and warrant that you do not possess confidential information arising out of prior employment which, in your best judgment, would be utilized in connection with your employment by the Company in the absence of Section 6.2.

                  6.2 If, in spite of the second sentence of Section 6.1, you should find that confidential information belonging to any former employer might be usable in connection with the Company's business, you will not intentionally disclose to the Company or use on its behalf any confidential information belonging to any of your former employers; but during your

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employment by the Company you will use in the performance of your duties all information which is generally known and used by persons with training and experience comparable to your own and all information which is common knowledge in the industry or otherwise legally in the public domain.

         7. CONFIDENTIALITY. You acknowledge that in the course of performing your duties hereunder it will be necessary to disclose to you or you will be exposed to, proprietary and other confidential information of the Company, including, without limitation, the Company's product information, data, processes, methods, inventions, discoveries, improvements, financial data, business product and marketing plans, and customer information (collectively, "Confidential Information"). You agree not to use or disclose the Confidential Information to any third party (or cause such use or disclosure), except as necessary to perform the duties assigned to you by the Company hereunder and in furtherance of the best interests of the Company, or as may otherwise be authorized in writing by the Company, Confidential Information shall not include information which (i) is or hereafter becomes publicly known through no fault of yours or (ii) is lawfully disclosed to you by a third party having a right to disclose such information.

         8. PROPRIETARY INFORMATION AND INVENTIONS. You have previously executed, and hereby acknowledge that you are bound by the provisions of, a Proprietary Information and Inventions Agreement with the Company.

         9.       POST-EMPLOYMENT ACTIVITIES.

                  9.1 You acknowledge and agree that as a result of, among other things, (i) your access to significant and valuable Confidential Information (as defined in Section 7 above) of the Company and (ii) the lucrative world-wide market for the Company's expertise, services, products and technology, the restrictions contained in this Section 9 are reasonable in all respects and necessary to protect the Company's investments in your training and in the Company's good will and other business interests.

                  9.2 Based on the foregoing and in consideration thereof and of the payments to be made to you by the Company pursuant to this Agreement, for a period of twelve (12) months after the termination of your employment with the Company you will not directly or indirectly:

         (a) engage in activities (similar or reasonably related to those in which you shall have engaged during the 12 months immediately preceding the termination of your employment with the Company) for, nor render services (similar or reasonably related to those which you shall have rendered hereunder during such 12 months) to, any firm or business organization which directly competes with the Company in any line of business engaged in by the Company (or which the Company's Board formally resolved during your employment to be engaged
in), whether now existing or established during your employment, nor shall you engage in such activities nor render such services to any other person or entity engaged or about to become engaged in such activities to, for, or on behalf of, any such firm or business organization:

                  (i) in connection with the sale, marketing or promotion to any customer of the Company upon whom you have called or in whose account you participated or

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         supervised on behalf of the Company during the year prior to the termination of your employment with the Company, or

                  (ii) with respect to any product, process, or service, in existence or under development which substantially resembles or competes with a product, process, or service of the Company in existence or under development upon which you worked or exercised supervisory responsibility at any time during the year prior to the termination of your employment with the Company;

         (b)      solicit employees of the Company to leave its employ;

         (c) offer or cause to be offered employment to any person who is employed by the Company at any time during the six months prior to the termination of your employment with the Company;

         (d) entice, induce or encourage any of the Company's other employees to engage in any activity which, were it done by you, would violate any provision of Sections 7 or 8 or this Section 9; or

         (e) otherwise attempt to interfere with or disrupt the business or activities of the Company.

                  9.3 Upon your written request to the Company specifying the activities proposed to be conducted by you, the Company may in its discretion give you written approval(s) to personally engage in any activity or render services referred to in Section 9.2 upon receipt of written assurances (satisfactory to the Company and its counsel) from you and from your prospective employer(s) that the integrity of the provisions of Sections 7, 8 and 9 will not in any way be jeopardized or violated by such activities, provided the burden of so establishing the foregoing to the satisfaction of the Company and said counsel shall be upon you and your prospective employer(s).

         10. REMEDIES. Your duties under Sections 7, 8, and 9 shall survive termination of your employment with the Company. You acknowledge that a remedy at law for any breach or threatened breach by you of the provisions of the Sections 7, 8, or 9 would be inadequate and you therefore agree that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach.

         11.      MISCELLANEOUS.

                  11.1 ASSIGNMENT. This Agreement and the rights and obligations of the parties hereto shall bind and inure to the benefit of any successor or successors of the Company by reorganization, merger or consolidation and any assignee of all or substantially all of its business and properties, but, except as to any such successor or assignee of the Company, neither this Agreement nor any rights or benefits hereunder may be assigned by the Company or you.

                  11.2 INTERPRETATION. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this

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Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

                  11.3 NOTICES. Any notice which the Company is required or may desire to give to you shall be given to you by personal delivery or registered or certified mail, return receipt requested, addressed to you at the address of record with the Company, or at such other place as you may from time to time designate in writing. Any notice which you are required or may desire to give to the Company hereunder shall be given by personal delivery or by registered or certified mail, return receipt requested, addressed to the Company at its principal office, or at such other office as the Company may from time to time designate in writing. The date of personal delivery or the dates of mailing any such notice shall be deemed to be the date of delivery thereof.

                  11.4 WAIVERS. If either party shall waive any breach of any provision of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

                  11.5 HEADINGS. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning hereof.

                  11.6 GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Connecticut.

                  11.7 COMPLETE AGREEMENT: AMENDMENTS; PRIOR AGREEMENTS. The foregoing is the entire agreement of the parties with respect to the subject matter hereof and may not be amended, supplemented, cancelled or discharged except by written instrument executed by both parties hereto. This Agreement supersedes any and all prior agreements between the Company and you with respect to the matters covered hereby, including without limitation the employment agreement dated October 18, 1999, by and between you and the Company.

                  11.8 COUNTERPARTS. This Agreement may be executed in counterparts, each of which when so executed and delivered shall constitute a complete and original instrument but all of which together shall constitute one and the same agreement, and it shall not be necessary when making proof of this Agreement or any counterpart thereof to account for any other counterpart.

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         If you are in agreement with the foregoing, please so indicate by signing and returning the enclosed copy of this Agreement.

                                            OPEN SOLUTIONS INC.

                                            By: /s/ Samuel F. McKay
                                                --------------------------
                                            Title: CHMN Comp Cttey
                                                   -----------------------
                                                   BOD

Accepted and agreed:

/s/ Louis Hernandez, Jr.
---------------------------
Louis Hernandez, Jr.

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